Exhibit 99.1

NEWS FOR RELEASE: 2/16/2012, 4:05 pm ET	CONTACT:	Lee Brown (719) 481-7213 lee.brown@ramtron.com

RAMTRON REPORTS FOURTH-QUARTER

AND FULL-YEAR 2011 FINANCIAL RESULTS

COLORADO SPRINGS, CO—February 16, 2012 — U.S. semiconductor maker Ramtron International Corporation (Nasdaq: RMTR), a leading developer and supplier of nonvolatile ferroelectric random access memory (F-RAM) and integrated semiconductor products, today reported total revenue of $17.0 million for the fourth quarter of 2011, compared to total revenue of $16.1 million for the same quarter last year. Net income for the fourth quarter of 2011 was $130,000, or $0.00 per share, compared with net income of $471,000, or $0.02 per share, for the fourth quarter of 2010. Fourth-quarter 2011 results included a non-cash stock-based compensation expense of $550,000, and an income tax provision of $77,000.

2011 Fourth-Quarter Financial Highlights

•	Total revenue was $17.0 million, compared to $22.0 million for the third quarter of 2011

•

The sequential decline in fourth-quarter revenue reflects the fulfillment of the remaining backlog that resulted from the company’s recent supply constraints and the transition to more typical product shipment patterns

•	Net income was $130,000, or $0.00 per share, compared to net income of $1.2 million, or $0.04 per share, for the third quarter of 2011

•	Product gross margin increased to 53%, compared to a margin of 51% in the third quarter of 2011

•	Product gross margin expanded due to a combination of a favorable mix of products, continuing yield improvements, and lower test costs

•	Depreciation expense increased by $419,000, compared to the third quarter of 2011, as the company began to depreciate equipment on its IBM manufacturing line

2011 Fourth-Quarter Corporate and Product Highlights

•

Announced the appointment of Scott Emley as vice president of marketing. Mr. Emley joined Ramtron from Texas Instruments, where he was director of marketing for ARM® microprocessor, DSP, and Multi-core products.

•

Announced the election of Jim Doran to the Ramtron Board of Directors. Mr. Doran brings more than four decades of experience in worldwide semiconductor operations and technology development to Ramtron.

•

Announced sampling of a new family of 4- to 64-Kilobit (Kb) serial nonvolatile ferroelectric RAM (F-RAM) products. Produced at Ramtron’s new U.S. wafer source, the new products feature one-trillion read/write cycles, low power consumption, and NoDelay™ writes.

For full-year 2011, Ramtron reported total revenue of $66.4 million, compared to total revenue of $70.2 million for full-year 2010. Full-year 2011 net loss was $1.8 million, or ($0.06) per share, compared to net income of $1.6 million, or $0.06 per share, for full-year 2010. Full-year 2011 results included non-cash, stock-based compensation expense of $1.9 million and income tax benefit of $1.0 million.

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RAMTRON REPORTS FOURTH-QUARTER AND FULL-YEAR 2011 FINANCIAL RESULTS

“As anticipated, we cleared the remaining backlog related to our supply constraints and began booking and building new business during the fourth quarter,” said Ramtron CEO, Eric Balzer. “However, during the quarter, customers and distributors began to push out orders in response to weakening industry and economic conditions.

“In 2011, in addition to resolving our capacity constraints, we solidified our supply chain, increased our operating efficiency, and enhanced the caliber of our management team,” Balzer continued. “Our task now is to translate our many operational improvements into accelerated growth. We will do that by engaging with top electronics OEMs, intensifying the pace of new product introductions, and expanding our addressable market. With a revamped sales and marketing strategy focused on deepening customer engagements, we are now well positioned to define high value products and speed time to first revenue while continuing to drive F-RAM adoption.”

Business Outlook

The following statements are based on Ramtron’s current expectations of results for the first quarter and full-year 2012. These statements are forward looking, and actual results may differ materially from those set forth in these statements. Ramtron intends to continue its policy of not updating forward-looking statements other than in publicly available documents, even if experience or future changes show that anticipated results or events will not be realized.

“In light of the near-term demand weakness that the semiconductor industry is facing and the corresponding cautiousness on the part of our distributors, we believe that the first quarter of 2012 will be down sequentially from the fourth quarter and will be the low point for the year,” Balzer said. “However, we intend to remain EBITDA positive and expect EPS to be slightly negative to break even for the first quarter. For the remainder of the year, we expect revenue to improve sequentially and anticipate that we will be EBITDA positive and GAAP profitable for the full year.”

For full-year 2012, management is currently targeting:

•	Total revenue of approximately $70 million with a gross product margin of 52%

•

Total operating expenses of 46% of total revenue. By expense line item, sales and marketing to be 14% of total revenue, research and development to be 23% of total revenue, and general and administrative to be 9% of total revenue

•	GAAP net income of approximately $0.03 per share for the full-year 2012

“Accelerating our revenue generation is our highest priority, despite the near-term industry softness. To that end, we will invest in revenue generating resources as needed while not compromising our profitability objective,” Balzer added. “We made tremendous progress toward transforming the company on many levels in 2011, all of which place us in a strong position to achieve our ambition to scale well into the future,” Balzer concluded.

Conference Call

Management will conduct a conference call to discuss fourth quarter results today at 5:00 PM Eastern Time/4:00 PM Central Time. The call will be webcast, which can be accessed via a link on the Ramtron website home page. To access the webcast, investors should go to the home page of the Ramtron site at www.ramtron.com and click on the teleconference link. From this site, you can access the teleconference webcast, assuming that your computer system is configured properly. A webcast replay will be available for one year, and a telephonic replay

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RAMTRON REPORTS FOURTH-QUARTER AND FULL-YEAR 2011 FINANCIAL RESULTS

will be available from 8:00 PM Eastern time/7:00 PM Central time on February 22 until 11:59 PM Eastern time/10:59PM Central time on March 1. To listen to the replay, please dial 617-801-6888, conference ID #73454137.

About Ramtron

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory and integrated semiconductor solutions used in a wide range of product applications and markets.

Cautionary Statements

Except for historical information, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “should,” and “potential,” among others. These statements include statements about Ramtron’s expected revenue, gross margin, operating expenses, and net income for 2012. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to: general and regional economic conditions and conditions specific to the semiconductor industry; demand for Ramtron’s products; order cancellations or reduced order placements; product sales mix; the timely development of new technologies; competitive factors such as pricing pressures on existing products and the timing and market acceptance of new product introductions; Ramtron’s ability to maintain an appropriate amount of low-cost foundry production capacity from its foundry sources in a timely manner; our foundry partners’ timely ability to successfully manufacture products for Ramtron; our foundry partners’ ability to supply increased orders for F-RAM products in a timely manner using Ramtron’s proprietary technology; any disruptions of Ramtron’s foundry or test and assembly contractor relationships; currency fluctuations; unexpected design and manufacturing difficulties; defects in products that could result in product liability claims; and the risk factors listed from time to time in Ramtron’s SEC reports, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Reports filed during 2011. SEC-filed documents are available at no charge at the SEC’s website (www.sec.gov) or from the company.

All forward-looking statements included in this release are based upon information available to Ramtron as of the date of this release, which may change.

The financial information in this press release and the attached financial statements have been prepared from the books and records of the company with the omission of certain information and disclosures normally included in financial statements.

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(financial statements attached)

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RAMTRON REPORTS FOURTH-QUARTER AND FULL-YEAR 2011 FINANCIAL RESULTS

RAMTRON INTERNATIONAL CORPORATION

FOURTH-QUARTER AND FULL-YEAR 2011 AND 2010 FINANCIAL HIGHLIGHTS

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per-share amounts) (unaudited)

	Three Months Ended		Year Ended
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010
Revenue:
Product sales	$16,905	$15,930	$65,617	$69,399
License and royalty revenue	136	200	791	805

	$17,041	16,130	66,408	70,204

Costs and expenses:
Cost of product sales	7,906	7,709	32,950	33,896
Research and development	4,530	4,261	18,286	16,965
Sales and Marketing	2,511	2,389	9,824	9,159
General and administrative	1,666	862	7,332	6,475

	16,613	15,221	68,392	66,495

Operating income (loss)	428	909	(1,984)	3,709
Interest expense	(171)	(232)	(783)	(810)
Other income (expense), net	(50)	24	(12)	(383)

Income (loss) before income tax benefit (provision)	207	701	(2,779)	2,516
Income tax benefit (provision)	(77)	(230)	1,020	(931)

Net income (loss)	$130	$471	$(1,759)	$1,585

Net income (loss) per common share:
Basic and Diluted	$0.00	$0.02	$(0.06)	$0.06

Weighted average common shares outstanding:
Basic	33,750	27,189	30,258	27,077

Diluted	34,097	28,830	30,258	28,157

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RAMTRON REPORTS FOURTH-QUARTER AND FULL-YEAR 2011 FINANCIAL RESULTS

RAMTRON INTERNATIONAL CORPORATION

YEAR-END 2011 AND 2010 FINANCIAL HIGHLIGHTS

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands) (unaudited)

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$4,736	$9,945
Accounts receivable, net	7,556	9,910
Inventories	22,831	5,412
Deferred income taxes, net	366	368
Other current assets	1,242	2,332

Total current assets	36,731	27,967
Property, plant and equipment, net	23,072	21,170
Intangible assets, net	2,703	2,746
Long-term deferred income taxes, net	5,604	4,551
Other assets	466	398

Total assets	$68,576	$56,832

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,185	$5,995
Accrued liabilities	2,595	1,843
Deferred revenue	6	564
Current portion of long-term debt	4,202	3,284

Total current liabilities	12,988	11,686
Other long term liabilities	210	218
Long-term deferred revenue	—	6
Long-term debt	7,711	8,924

Total liabilities	20,909	20,834
Stockholders’ equity	47,667	35,998

Total liabilities and stockholders’ equity	$68,576	$56,832